List of Subsidiaries of the Company

(All are wholly-owned unless otherwise indicated)

Bulova Technologies Machinery LLC

Bulova Technologies Europe LLC

Bulova Technologies Ordnance Systems LLC

Bulova Technologies Advance Products LLC

Bulova Technologies Healthcare Products LLC

Bulova Technologies Resources LLC

Each of these subsidiaries is formed and exists under the laws of the state of Florida except Bulova Technologies Europe LLC which was formed and exists under the laws of the state of Delaware and is qualified to do business in Florida.